Exhibit 99.1

Media Contact:

Colin Crook, Knock Twice, for TigerLogic

P: 650.269.5235

E: Colin@knock2x.com

T: @colincrook

TIGERLOGIC SIGNS DEFINITIVE AGREEMENT
TO ACQUIRE MOBILE APP PUBLISHER STORYCODE, INC.

The Acquisition of Storycode to Extend the Postano Social Visualization Platform
into Mobile, Improving Fan Engagement for Brands

IRVINE, CA December 28, 2012 - TigerLogic Corporation (Nasdaq: TIGR) today announced that it has reached an agreement to acquire privately held Storycode, Inc., a mobile app publishing studio. TigerLogic plans to integrate Storycode’s technology into the Postano social visualization platform.

According to a November, 2012 McKinsey report ‘Capturing Business Value With Social Technologies,’ an in-depth analysis of four industry sectors that represent almost 20 percent of global industry sales suggests that social platforms can unlock $900 billion to $1.3 trillion in value in those sectors alone.  “With TigerLogic’s acquisition of Storycode, we believe we will be well positioned  to close the social media communications gap between consumers and brands.” said Richard Koe, TigerLogic ‘s Interim Chief Executive Officer.

Storycode’s mobile app publishing platform allows brands to easily, and quickly, create immersive mobile apps. “By combining Storycode’s mobile app platform with Postano, we can rapidly advance TigerLogic’s mission of creating compelling interactive experiences for brands to engage with their fans and customers.” said James McDermott, Storycode’s Chief Executive Officer.

Postano and Storycode:

With the integration of Postano, and Storycode, brands will have access to a new kind of social platform with unique mobile distribution capabilities. This new platform will allow brands to use original and fan-generated content to develop engaging experiences across web, events, and mobile environment. This means those responsible for brand affinity can drive improved consumer loyalty with visually based engagement in real-time. The Storycode platform is easy to manage and implement, leveraging existing content management systems, social platforms, and video channels, to create and populate content apps.

“We are excited about this new capability to offer our customers, and their fans, mobile app options that integrate with our Postano visualization platform and can be rapidly deployed to create engaging mobile experiences,” said Mr. Koe. “This past year, we’ve seen incredible momentum and adoption of Postano, from brands like Tommy Hilfiger, Nine West, Dell, the University of Oregon Athletic Department, and many others. Brands are integrating Postano into their websites, Facebook pages, and in retail spaces today, and they are asking us to deliver the same experience for their customers via the mobile channels. Storycode technology allows us to do that.”

Customer Profile: The University of Oregon Athletic Department

The University of Oregon provides the fans of its football team, Oregon Ducks, with a live, real-time peek inside its cutting edge social media command center, the Quack Cave, via GoDucks.com.

Interested members of the Oregon Ducks fan community can supplement their game event experience by consuming the team’s visualized social media content, either in real-time, or after the game as a way to recapture all of that event’s excitement. The University of Oregon uses Postano platform to deliver this experience, and as a result of the Storycode acquisition will be able to provide fans the same experience in a mobile environment.

“The Quack Cave, powered by Postano, enables its student volunteers to review, moderate and share the 150,000+ posts generated by fans every football game.  This has allowed the athletic department to facilitate increased social sharing and even more national buzz around Oregon Athletics,” said Craig Pintens, University of Oregon’s Senior Associate Athletic Director. “Taking what we do with Postano and re-creating that into an innovative mobile sharing platform is something we’ve asked for, and TigerLogic will be delivering. We think this will take our social media and marketing efforts to the next level of fan and brand engagement.”

In addition to its mobile technology platform, Storycode will add significant expertise to TigerLogic’s team in areas of user experience, data visualization, and creative services.

Closing of the acquisition is conditioned on customary conditions, including approval of the transaction by Storycode’s stockholders and certain third parties.  The acquisition is expected to close early in TigerLogic’s fourth quarter of fiscal year 2013. TigerLogic intends to hold a conference call in connection with the closing of the transactions, which will be separately announced when it is scheduled.

About Storycode, Inc.

Storycode is a mobile app studio located in Portland, Oregon. Led by James McDermott CEO and Justin Garrity CCO, Storycode has developed a mobile publishing platform that makes it easy for publishers and brands to create immersive, cross platform apps that leverage existing content management systems (CMS), and social networks. Storycode customers include Entrepreneur Media, The Independent, Mindjet, CBS, NBC, and Thomson Reuters. More information about Storycode can be found at http://www.storycode.com

About TigerLogic Corporation

TigerLogic Corporation (Nasdaq: TIGR) is a global provider of data management and application development solutions for enterprises that need to launch easy and cost-effective e-business initiatives. TigerLogic’s installed customer base includes more than 500,000 active users representing more than 20,000 customer sites worldwide, who rely on TigerLogic’s offerings for multidimensional database management, rapid application development, search enhancement, as well as content aggregation and syndication. Built on proven technology, TigerLogic helps control data and transform it into business intelligence and engagement. More information about TigerLogic and its products can be found at http://www.tigerlogic.com.

The foregoing release contains forward-looking information, including statements about the closing of the Storycode acquisition, the expected synergies from the transaction and the anticipated development of integrated products and capabilities. Any forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to TigerLogic’s ability to successfully integrate the Storycode technology and employees and to realize the anticipated synergies, the success of the combined companies research and development efforts to develop new products and to penetrate new markets, the market acceptance of the  new products and updates, technical risks related to such products and updates, TigerLogic’s ability to maintain market share for its existing products, the availability of adequate liquidity and other risks and uncertainties. Please consult the various reports and documents filed by TigerLogic with the U.S. Securities and Exchange Commission, including but not limited to the most recent reports on Form 10-K and Form 10-Q for factors potentially affecting TigerLogic’s future financial results. All forward-looking statements are made as of the date hereof and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release.

TigerLogic, Postano, yolink, Raining Data, Pick, mvDesigner, D3, mvEnterprise, mvBase, Omnis, and Omnis Studio are trademarks of TigerLogic Corporation. Storycode is a trademark of Storycode, Inc. All other trademarks and registered trademarks are properties of their respective owners.